Exhibit 99.1

Innovex Fiscal 2008 Second Quarter Update

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex (Nasdaq: INVX) today provided the following updates regarding its strategic debt and equity initiatives and operating performance for its fiscal 2008 second quarter.

Innovex has retained Baker Tilly Corporate Advisory Services (BTCAS) to assist in refinancing the company’s debt and to explore additional capital structure alternatives including equity infusions. BTCAS is a member of the Baker Tilly International Accounting Group.

Revenue for the company’s fiscal 2008 second quarter will be lower than expected as a result of the continued delay in the ramp of a new actuator flex customer and a recent flat panel display customer push out of several new products which were scheduled to begin production this quarter. Although the company is seeing the operating improvements forecast in its earnings call, the negative impact of the lower revenue plus the effects of the weakening dollar will result in lower than expected gross margins for the second quarter.

“While we have resolved the performance issue causing the delayed ramp up of the new actuator flex product, our ability to prove we have achieved the required performance levels has taken longer than expected due to the lengthy and thorough process that is required with this customer,” stated Terry Dauenhauer, Innovex’s President and Chief Executive Officer. “We still feel confident in our ability to ramp our volume with this new customer as we were given one of their top supplier ratings in the first assessment they provided.”

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results, continued cash availability under Company credit facilities and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Douglas W. Keller, 763-383-4025
VP - Finance
Facsimile: 763-383-4090
http://www.innovexinc.com